Exhibit (c)(4)
CITADEL Securities

Illustrative Real Estate Valuation Analysis

	No.	Value	Illustrative Value with Discount of: (10%)	(15%)	(20%)
Owned Properties - Collateral for Mortgage					
Total Mortgaged Properties - Appraised in 2006	56	$362,120,000 [1]	$325,908,000	$307,802,000	$289,696,000
Owned Properties - Not Collateral for Mortgage					
Assets Appraised in 2004 [2]	3	$6,570,000 [3]	$5,913,000	$5,584,500	$5,256,000
Assets Purchased in 2007 [4]	1	1,300,000 [5]	1,170,000	1,105,000	1,040,000
Total Non-Mortgaged Properties	4	$7,870,000	$7,083,000	$6,689,500	$6,296,000
Excess Land					
Assets with 2010 Valuation Estimate	9	$11,145,000	$11,145,000	$11,145,000	$11,145,000
Assets at Purchase Price in 2006 [6]	1	370,044	333,040	314,537	296,035
Total	10	$11,515,044	$11,478,040	$11,459,537	$11,441,035
Gross Value of Land and Buildings	70	**$381,505,044**	**$344,469,040**	**$325,951,037**	**$307,433,035**
Tax Basis		122,793,061	122,793,061	122,793,061	122,793,061
Pre-NOL Gain		$258,711,983	$221,675,978	$203,157,976	$184,639,974
NOL		13,200,000	13,200,000	13,200,000	13,200,000
Taxable Gain		**$245,511,983**	**$208,475,978**	**$189,957,976**	**$171,439,974**
Assumed Tax Rate		39.0%	39.0%	39.0%	39.0%
Taxes Owed		**95,749,673**	**81,305,632**	**74,083,611**	**66,861,590**
Net Value of Land and Buildings		**$285,755,371**	**$263,163,408**	**$251,867,427**	**$240,571,445**
Less: Mortgage Debt (as of 7/3/2010) [7]		285,669,000	285,669,000	285,669,000	285,669,000
Plus: Restricted Cash for Mortgage (as of 7/3/2010)		25,995,638	25,995,638	25,995,638	25,995,638
Net Proceeds		**$26,082,009**	**$3,490,046**	**($7,805,935)**	**($19,101,917)**
FD Share Count		**35.003**	**35.003**	**35.003**	**35.003**
Net Proceeds per Share [8]		**$0.75**	**$0.10**	**($0.22)**	**($0.55)**

Source: All figures per management unless noted otherwise
(1) Per third party appraisal as of 5/17/2006 by CB Richard Ellis, provided by management
(2) Baton Rouge and Buffalo Triad and Sacramento properties
(3) Per third party appraisal as of 2004, figure provided by management
(4) Charleston (2) property, purchased on 3/13/2007
(5) Purchase Price
(6) Pensacola property value per purchase price
(7) Does not take into account any pre-payment penalties
(8) Based on FD Share Count

Citadel Securities August 20, 2010 | 2

Disclaimer This presentation was prepared by Citadel Securities LLC (“Citadel”) solely for the use of the Special Committee of the Board of Directors (the “Special Committee”) of BlueLinx Holdings Inc. being provided by Citadel. This presentation is for discussion purposes only, and is designed for use by the Special Committee in connection with its evaluation of a specific transaction and should not be used, considered or relied upon for any other purpose or in connection with any other matter. This presentation is being furnished and should be considered only in connection with other information, oral or written, being provided by Citadel in connection herewith. In providing this presentation, Citadel has relied upon, without independent verification, information that is publicly available and upon information provided by or on behalf of the company and its management, all of which are subject to material change. Citadel does not warrant the completeness or accuracy of any of the information contained herein, and does not assume any responsibility for independent verification of any of the information contained herein, including any appraisals set forth herein. Citadel and its affiliates expressly disclaim any and all liability which may be based on this document and any errors therein or omissions therefrom. In addition, Citadel assumes no obligation to update or correct any of the information contained herein. This material is not intended as an offer or solicitation for the purchase or sale of any financial instrument. Nothing contained herein should be deemed to be a recommendation from Citadel to any party to enter into any transaction or to take any course of action. The recipient of this report must make its own independent decisions regarding any securities or financial instruments mentioned herein. Citadel is not an expert on, and does not render opinions regarding legal, accounting, regulatory or tax matters. We recommend that the Special Committee seek independent third party legal, accounting, regulatory and tax advice regarding the contents of this document. In addition, Citadel is not an expert on, and does not render opinions regarding the real estate matters included herein, including any reference to value, estimates or appraisals with respect to any real estate, property, land or building. We recommend that the Special Committee seek independent third party real estate advice regarding the contents of this document. Neither this presentation nor any of its contents may be summarized, excerpted from, disclosed publicly or made available to any third parties or used for any other purpose without the prior written consent of Citadel.